EXHIBIT 10.13

EXECUTION COPY

PUT OPTION AGREEMENT

THIS PUT OPTION AGREEMENT (this “Agreement”), dated as of December 8, 2006, is entered into by and among AutovaxID Investment LLC, a Missouri limited liability company (“Fund”), U.S. Bancorp Community Investment Corporation, a Delaware corporation (“USB CIC”), and Biolender II, LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, USB CIC is the sole member of Fund, with USB CIC owning a 100% interest in the capital, profits, losses, cashflow, deductions and credits of Fund (the “Interest”); and

WHEREAS, Fund has invested in a “qualified equity investment” in St. Louis New Markets Tax Credit Fund-II, LLC, a Missouri limited liability company, and expects to be allocated New Markets Tax Credits pursuant to Section 45D of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to such investment beginning on December 8, 2006;

WHEREAS, Purchaser desires to grant to USB CIC the right to sell the Interest on the terms and subject to the conditions set forth herein; and

WHEREAS, Fund consents to Purchaser’s ability to purchase the Interest on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Commencing on the date seven years and one (1) day after the Effective date (as such term is defined in that certain QLICI Loan Agreement, dated as of the date hereof, between AutovaxID, Inc., a Florida corporation, and St. Louis New Markets Tax Credit Fund-II, LLC, a Missouri limited liability company), USB CIC shall have the right to require Purchaser to purchase the Interest. Such right shall continue for a period of three (3) months (the “Exercise Period”). This option may be exercised by USB CIC by (i) giving written notice to Purchaser at any time during the Exercise Period or not more than 30 days before the beginning of such period, and (ii) agreeing that the closing of the purchase of the Interest pursuant to this Agreement shall occur not more than 30 days after the date on which USB CIC delivers said notice to Purchaser. In the event that USB CIC exercises its right to put the Interest to Purchaser, Purchaser shall pay USB CIC $120,000.

The entire sales price to be paid by Purchaser, if any, is to be paid at the closing in cash or immediately available funds, unless otherwise mutually agreed. If Purchaser has insufficient assets to pay such sales price, USB CIC shall not have recourse against the Fund or its members. If Purchaser does not pay the sales price to USB CIC on the date set for closing, USB CIC may either: (i) retain the Interest, or (ii) execute and deliver an assignment of the Interest to Purchaser, in which case USB CIC would have no further interest in the Fund, but shall have a claim against the Purchaser for the sales price, and the Purchaser shall be the owner of the transferred Interest. Should the Interest be put to Purchaser, each party is responsible for any costs of its own attorneys’ fees or otherwise incurred in connection with the closing. Upon the receipt of the required sales price to be paid in exchange for its interest, USB CIC shall transfer the Interest, free and clear of any liens, charges, encumbrances or interests of any third party, and shall execute or cause to be executed any documents required to fully transfer the Interest. As of the effective date of such closing, USB CIC shall have no further interest in the Fund. If USB CIC fails to exercise its put option pursuant to this Agreement, this Agreement shall terminate.

2. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, personal representatives, successors and assigns. No party to this Agreement may assign the rights under this Agreement without the consent of each other party hereto. Any amendment(s) to this Agreement shall be effective only if set forth in writing and signed by each party hereto.

3. Each provision of this Agreement shall be considered severable, and if for any reason any provision that is not essential to the effectuation of the basic purposes of the Agreement is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Agreement that are valid.

4. No party hereto shall be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by such party. The waiver by any party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

5.	This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

6. The execution of this Agreement constitutes the consent required of USB CIC under Section 9.01 of the Fund’s Operating Agreement in order to transfer the Interest.

7. This Agreement and any amendments hereto may be executed in several counterparts, each of which shall be deemed to be an original copy, and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart. This Agreement may also be executed as facsimile originals and each copy of this Agreement bearing the facsimile transmitted signature of any party’s authorized representative shall be deemed to be an original.

[No further text on this page; signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

AutovaxID Investment LLC, a Missouri limited liability company

By:	St. Louis Development Corporation
Its:	Manager

	By:	/s/ Rodney Crim
Rodney Crim
	Its:	Executive Director

U.S. Bancorp Community Investment Corporation, a Delaware corporation

By:	/s/ Matthew Philpott
Matthew Philpott
Its:	Business Development Associate

Biolender II, LLC, a Delaware limited liability company

By:	Biovest International, Inc.
Its:	Member

	By:	/s/ Steven Arikian
Steven Arikian, M.D.
	Its:	Chairman & CEO